EXHIBIT 99.1

PRESS RELEASE DATED OCTOBER 25, 2023

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
THIRD QUARTER 2023 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE WERE $0.19 FOR THE CURRENT QUARTER COMPARED TO $0.22 FOR THE TRAILING QUARTER, AND $0.37 FOR THE THIRD QUARTER OF 2022.
•ON A LINKED QUARTER BASIS, NET INTEREST MARGIN COMPRESSION SLOWED TO NINE BASIS POINTS VERSUS A 29 BASIS POINT DECREASE FOR THE QUARTER ENDED JUNE 30, 2023.
•TOTAL DEPOSITS (EXCLUDING BROKERED) INCREASED BY APPROXIMATELY $76 MILLION, OR 8.4% ANNUALIZED, FROM JUNE 30, 2023, DRIVEN BY INCREASES IN CERTIFICATES OF DEPOSITS, TRANSACTION ACCOUNTS, AND SAVINGS ACCOUNTS.
•COST OF DEPOSITS WAS 146 BASIS POINTS FOR THE CURRENT QUARTER AS COMPARED TO 113 BASIS POINTS FOR THE TRAILING QUARTER.
•LOAN BALANCES DECLINED MODESTLY WITH DECREASES IN MULTIFAMILY, COMMERCIAL MORTGAGE AND ONE-TO FOUR FAMILY LOANS BEING PARTIALLY OFFSET BY INCREASES IN HOME EQUITY LOANS AND LINES OF CREDIT, CONSTRUCTION AND LAND LOANS, AND COMMERCIAL AND INDUSTRIAL LOANS.
•CREDIT QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.24% AT BOTH SEPTEMBER 30, 2023 AND JUNE 30, 2023.
•MAINTAINING STRONG LIQUIDITY WITH OVER $740 MILLION IN AVAILABLE-FOR-SALE SECURITIES AND LOANS READILY AVAILABLE FOR PLEDGE OF APPROXIMATELY $1.2 BILLION.
•MAINTAINING COST DISCIPLINE WITH NON-INTEREST EXPENSE TO AVERAGE TOTAL ASSETS OF 1.49% FOR THE QUARTER, CONSISTENT WITH THE QUARTER ENDED JUNE 30, 2023 AND DOWN FROM 1.52% AT MARCH 31, 2023.
•THE COMPANY REPURCHASED 285,588 SHARES FOR A COST OF $3.2 MILLION.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE NOVEMBER 22, 2023, TO STOCKHOLDERS OF RECORD AS OF NOVEMBER 8, 2023.
WOODBRIDGE, N.J., OCTOBER 25, 2023 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (the “Company”), the holding company for Northfield Bank, reported net income of $8.2 million, or $0.19 per diluted share for the three months ended September 30, 2023, compared to $9.6 million, or $0.22 per diluted share, for the three months ended June 30, 2023, and $17.0 million, or $0.37 per diluted share, for the three months ended September 30, 2022. For the nine months ended September 30, 2023, net income totaled $29.4 million, or $0.67 per diluted share (including severance cost of $440,000, or $0.01 per share), compared to $47.0 million, or $1.01 per diluted share, for the nine months ended September 30, 2022. The decrease in net income for both the three and nine months ended September 30, 2023, compared to the trailing quarter and comparable prior year periods, was primarily the result of a decrease in net interest income, which was negatively impacted by higher funding costs.
Commenting on the quarter, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “The Northfield team continues to successfully manage through a challenging operating environment, and executing on our strategy of delivering Locally Grown Banking to the communities we serve. The Northfield team remained focused on building deposit and loan relationships, maintaining strong asset quality, and managing expenses, including our cost of funding, as our assets reprice in a higher interest rate environment.” Mr. Klein continued, “For the third quarter, net interest margin compression slowed significantly while we maintained our operating cost disciplines and strong asset quality. While significant market risks and uncertainties remain, we will continue to prudently manage our strong capital and liquidity and focus on the communities we serve.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per common share, payable November 22, 2023, to stockholders of record on November 8, 2023.”
Results of Operations
Comparison of Operating Results for the Nine Months Ended September 30, 2023 and 2022

Net income was $29.4 million and $47.0 million for the nine months ended September 30, 2023 and September 30, 2022, respectively. Significant variances from the comparable prior year period are as follows: a $23.2 million decrease in net interest income, a $2.2 million decrease in the provision for credit losses on loans, a $3.5 million increase in non-interest income, a $7.2 million increase in non-interest expense, and a $7.2 million decrease in income tax expense.

Net interest income for the nine months ended September 30, 2023, decreased $23.2 million, or 19.5%, to $95.7 million, from $119.0 million for the nine months ended September 30, 2022. The decrease in net interest income was primarily attributable to an increase in the cost of interest-bearing liabilities due to the increase in market interest rates (as further discussed below) including a $46.6 million increase in interest expense on deposits, borrowings and subordinated debt which was partially offset by a $23.3 million increase in interest income. The increase in interest expense on deposits, borrowings and subordinated debt was largely driven by the impact of rising market interest rates and a $137.0 million, or 3.6%, increase in the average balance of interest-bearing liabilities, including increases of $501.7 million and $37.3 million, in average borrowed funds and subordinated debt, respectively, partially offset by a $402.1 million decrease in average interest-bearing deposits. The increase in interest income was primarily due to an $8.2 million, or 0.2%, increase in the average balance of interest-earning assets coupled with a 58 basis point increase in yields on interest-earning assets due to the rising rate environment and a greater percentage of assets consisting of higher-yielding loans. The increase in the average balance of interest-earning assets was due to increases in the average balance of loans outstanding of $241.1 million and the average balance of Federal Home Loan Bank of New York (“FHLBNY”) stock of $19.2 million, partially offset by decreases in the average balance of mortgage-backed securities of $186.9 million, the average balance of other securities of $41.7 million, and the average balance of interest-earning deposits in financial institutions of $23.4 million.

Net interest margin decreased by 58 basis point to 2.41% from 2.99% for the nine months ended September 30, 2022. The decrease in net interest margin was primarily due to the cost of interest-bearing liabilities increasing faster than the repricing of interest-earning assets. The cost of interest-bearing liabilities increased by 155 basis points to 1.97% for the nine months ended September 30, 2023, from 0.42% for the nine months ended September 30, 2022, driven primarily by a 145 basis point increase in the cost of borrowings from 2.13% to 3.58% and a 124 basis point increase in the cost of interest-bearing deposits from 0.18% to 1.42% for the nine months ended September 30, 2023, due to rising market interest rates and a shift in the composition of the deposit portfolio towards higher-costing certificates of deposit. The increase in the cost of interest-bearing liabilities was partially offset by an increase in the yield on interest-earning assets, which increased 58 basis points to 3.88% for the nine months ended September 30, 2023, from 3.30% for the nine months ended September 30, 2022, primarily due to an increase in yields on loans from 3.93% to 4.24%, or 31 basis points. The Company accreted interest income related to purchased credit-deteriorated (“PCD”) loans of $1.0 million for the nine months ended September 30, 2023, as compared to $1.1 million for the nine months ended September 30, 2022. Fees recognized from Paycheck Protection Program (“PPP”) loans totaled $30,000 for the nine months ended September 30, 2023, as compared to $1.3 million for the nine months ended September 30, 2022. Net interest income for the nine months ended September 30, 2023, included loan prepayment income of $1.3 million as compared to $4.2 million for the nine months ended September 30, 2022.

The provision for credit losses on loans decreased by $2.2 million to $1.1 million for the nine months ended September 30, 2023, compared to $3.3 million for the nine months ended September 30, 2022, primarily due to a decrease in loan balances, a decrease in reserves related to non-economic qualitative loss factors in the multifamily and commercial real estate portfolios, and a decrease in reserves related to the PCD portfolio, attributable to improved cash flows. The decreases were partially offset by a worsening macroeconomic outlook, higher net charge-offs, and higher reserves for downgraded commercial and industrial loans. Net charge-offs were $5.2 million for the nine months ended September 30, 2023, as compared to net charge-offs of $345,000 for the nine months ended September 30, 2022, due to $5.2 million in net charge-offs on small business unsecured commercial and industrial loans. Management continues to monitor the small business unsecured commercial and industrial loan portfolio, which totaled $39.1 million at September 30, 2023.

Non-interest income increased by $3.5 million, or 73.6%, to $8.3 million for the nine months ended September 30, 2023, from $4.8 million for the nine months ended September 30, 2022, due primarily to a $3.5 million increase in mark to market gains on trading securities, net. For the nine months ended September 30, 2023, gains on trading securities were $723,000, as compared to losses of $2.8 million for the nine months ended September 30, 2022. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have a minimal effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased $7.2 million, or 13.0%, to $62.5 million for the nine months ended September 30, 2023, compared to $55.3 million for the nine months ended September 30, 2022. The increase was primarily due to a $4.6 million increase in employee compensation and benefits, primarily attributable to a $3.5 million increase in the mark to market of the Company's deferred compensation plan expense, which as discussed above has no effect on net income, coupled with an increase in equity award expense related to awards issued in the first quarter of 2023, annual merit increases, and severance expense of $440,000, partially offset by a decrease in the accrual for incentive compensation. During the second quarter of 2023, due to economic conditions, the Company implemented a workforce reduction plan which included modest layoffs and the elimination of, and/or not filling, certain open positions. The annual estimated cost savings of this plan is $1.4 million, pre-tax. Data processing expense increased by $986,000, due to continued investments in technology, increased transaction costs related to an increase in the number of customer accounts and related volume of transactions, and higher pricing effective January 2023. Advertising expense increased by $577,000 due to the timing of certain programs and new promotions on deposit products. FDIC insurance expense increased by $695,000 due to higher assessment rates. There was an $870,000 decrease in credit loss expense/(benefit) for off-balance sheet credit exposures due to a benefit of $390,000 recorded during the nine months ended September 30, 2023, compared to a benefit of $1.3 million for the prior year period, attributed to a larger decrease in the pipeline of loans committed and awaiting closing in the prior year as compared to the current year. Partially offsetting the increases was a $418,000 decrease in professional fees attributable to higher recruitment, consulting and outsourcing fees in the prior year.

The Company recorded income tax expense of $11.0 million for the nine months ended September 30, 2023, compared to $18.2 million for the nine months ended September 30, 2022, with the decrease due to lower taxable income. The effective tax rate for the nine months ended September 30, 2023, was 27.2% compared to 27.9% for the nine months ended September 30, 2022.

Comparison of Operating Results for the Three Months Ended September 30, 2023 and 2022

Net income was $8.2 million and $17.0 million for the quarters ended September 30, 2023 and September 30, 2022, respectively. Significant variances from the comparable prior year quarter are as follows: a $12.3 million decrease in net interest income, a $2.5 million decrease in the provision for credit losses on loans, a $165,000 decrease in non-interest income, a $2.7 million increase in non-interest expense, and a $3.9 million decrease in income tax expense.

Net interest income for the quarter ended September 30, 2023, decreased $12.3 million, or 29.3%, to $29.7 million, from $42.0 million for the quarter ended September 30, 2022. The decrease in net interest income was attributable to a $17.8 million increase in interest expense on deposits and borrowings, partially offset by a $5.5 million increase in interest income. The increase in interest expense on deposits and borrowings was largely driven by an increase in the cost of funds (as discussed further below) due to the rising rate environment and, to a lesser extent, a $14.6 million, or 0.4%, increase in the average balance of interest-bearing liabilities, including an increase of $532.3 million in average borrowed funds, partially offset by a $517.5 million decrease in average interest-bearing deposits. The increase in interest income was primarily due to a 54 basis point increase in the yield on interest-earning assets due to the rising rate environment and a greater percentage of assets consisting of higher-yielding loans, partially offset by a decrease in the average balance of interest earning assets of $180.1 million, or 3.3%. The decrease in the average balance of interest-earning assets was due to decreases in the average balance of mortgage-backed securities of $173.2 million and the average balance of other securities of $85.4 million, partially offset by increases in the average balance of loans outstanding of $38.3 million, the average balance of FHLBNY stock of $18.6 million, and the average balance of interest-earning deposits in financial institutions of $21.6 million.

Net interest margin decreased by 83 basis points to 2.25% for the quarter ended September 30, 2023, from 3.08% for the quarter ended September 30, 2022, primarily due to the cost of interest-bearing liabilities increasing faster than the repricing of interest-earning assets. The cost of interest-bearing liabilities increased by 178 basis points to 2.31% for the quarter ended September 30, 2023, from 0.53% for the quarter ended September 30, 2022, driven primarily by a 139 basis point increase in the cost of borrowings from 2.24% to 3.63%, and a 158 basis point increase in the cost of interest-bearing deposits from 0.24% to 1.82%. The increase in the cost of interest-bearing liabilities was partially offset by an increase in the yield on interest-earning assets which increased by 54 basis points to 4.00% for the quarter ended September 30, 2023, from 3.46% for the quarter ended September 30, 2022, primarily due to higher yields on loans from 3.98% to 4.31%, or 33 basis points. Net interest income for the quarter ended September 30, 2023, included loan prepayment income of $183,000, as compared to $1.6 million for the quarter ended September 30, 2022. The Company accreted interest income related to PCD loans of $325,000 for the quarter ended September 30, 2023, as compared to $368,000 for quarter ended September 30, 2022.

The provision for credit losses on loans decreased by $2.5 million to a provision of $188,000 for the quarter ended September 30, 2023, from a provision of $2.7 million for the quarter ended September 30, 2022. The decrease was primarily due to a decrease in loan balances, a decrease in reserves related to non-economic qualitative loss factors in the multifamily and commercial real estate portfolios, and a decrease in reserves related to the PCD portfolio, attributable to improved cash flows. The decreases were partially offset by a worsening macroeconomic outlook, higher net charge-offs, and an increase in reserves for downgraded commercial and industrial loans. Net charge-offs were $2.9 million for the quarter ended September 30, 2023, compared to net recoveries of $149,000 for the quarter ended September 30, 2022, due to $2.9 million in net charge-offs on small business unsecured commercial and industrial loans.

Non-interest income decreased by $165,000, or 7.2%, to $2.1 million for the quarter ended September 30, 2023, from $2.3 million for the quarter ended September 30, 2022, primarily due to a $183,000 decrease in fees and service charges for customers, primarily related to lower overdraft fees, and a $174,000 decrease in gains on sales of loans, partially offset by a $131,000 decrease in losses on trading securities. The decrease in gains on sales of loans was due to a $99,000 gain realized on the sale of one SBA loan totaling $974,000 in the third quarter of 2023 as compared to a $273,000 gain realized on the sale of two SBA loans totaling $2.5 million in the third quarter of 2022. For the quarter ended September 30, 2023, losses on trading securities, net, were $295,000, compared to losses of $426,000 in the quarter ended September 30, 2022. Gains and losses on trading securities have a minimal effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Non-interest expense increased by $2.7 million, or 15.1%, to $20.6 million for the quarter ended September 30, 2023, from $17.9 million for the quarter ended September 30, 2022. The increase was primarily due to a $2.0 million increase in the credit loss expense/(benefit) for off-balance sheet exposures which was due to $160,000 of expense recorded during the quarter ended September 30, 2023, compared to a benefit of $1.9 million recorded in the prior year quarter. The benefit in the prior year quarter attributable to a decrease in the pipeline of loans committed and awaiting closing. Additionally, there was a $136,000 increase in compensation and employee benefits, a $147,000 increase in data processing expense due to continued investments in technology, and a $235,000 increase in FDIC insurance expense due to higher assessments.

The Company recorded income tax expense of $2.9 million for the quarter ended September 30, 2023, compared to $6.7 million for the quarter ended September 30, 2022, with the decrease due to lower taxable income. The effective tax rate for the quarter ended September 30, 2023 was 26.0%, compared to 28.4% for the quarter ended September 30, 2022.

Comparison of Operating Results for the Three Months Ended September 30, 2023 and June 30, 2023

Net income was $8.2 million and $9.6 million for the quarters ended September 30, 2023, and June 30, 2023, respectively. Significant variances from the prior quarter are as follows: a $1.5 million decrease in net interest income, a $158,000 increase in the provision for credit losses on loans, a $695,000 decrease in non-interest income, a $208,000 decrease in non-interest expense and a $736,000 decrease in income tax expense.

Net interest income for the quarter ended September 30, 2023, decreased by $1.5 million, or 4.7%, to $29.7 million, from $31.2 million for the quarter ended June 30, 2023. The decrease in net interest income was primarily attributable to a $2.5 million increase in interest expense on deposits and borrowings, partially offset by a $1.1 million increase in interest income. The increase in interest expense on deposits and borrowings was primarily due to an increase in the cost of funds (as discussed further below), partially offset by a $44.1 million, or 1.1%, decrease in the average balance of interest-bearing liabilities, including a decrease of $63.7 million in average borrowed funds, partially offset by a $19.5 million increase in average interest-bearing deposits. The increase in interest income was primarily due to an 11 basis point increase in the yield on interest-earning assets, partially offset by a $102.2 million, or 1.9%, decrease in the average balance of interest-earning assets. The decrease in the average balance of interest-earning assets was due to decreases in the average balance of loans outstanding of $32.1 million, the average balance of mortgage-backed securities of $42.7 million, the average balance of other securities of $29.9 million, and the average balance of FHLBNY stock of $2.6 million, partially offset by an increase in the average balance of interest-earning deposits in financial institutions of $5.2 million.

Net interest margin decreased by nine basis points to 2.25% from 2.34% for the quarter ended June 30, 2023, primarily due to the increase in the cost of interest-bearing liabilities outpacing the increase in yields on interest-earning assets. The cost of interest-bearing liabilities increased by 26 basis point to 2.31% for the quarter ended September 30, 2023, from 2.05% for the quarter ended June 30, 2023, driven by both higher costs of deposits and borrowed funds, which was partially offset by higher yields on interest-earning assets, which increased by 12 basis points to 4.00% for the quarter ended September 30, 2023, from 3.88% for the quarter ended June 30, 2023. Net interest income for the quarter ended September 30, 2023, included loan prepayment income of $183,000 as compared to $194,000 for the quarter ended June 30, 2023. The Company accreted interest income related to PCD loans of $325,000 for the quarter ended September 30, 2023, as compared to $337,000 for the quarter ended June 30, 2023.

The provision for credit losses on loans increased by $158,000 to $188,000 for the quarter ended September 30, 2023, from $30,000 for the quarter ended June 30, 2023. The increase in the provision was primarily attributable to higher net charge-offs, partially offset by a decrease in loan balances and a decrease in reserves related to the PCD portfolio, attributable to improved cash flows. Net charge-offs were $2.9 million for the quarter ended September 30, 2023, as compared to net charge-offs of $313,000 for the quarter ended June 30, 2023, due to $2.9 million in net charge-offs on small business unsecured commercial and industrial loans.

Non-interest income decreased by $695,000, or 24.7%, to $2.1 million for the quarter ended September 30, 2023, from $2.8 million for the quarter ended June 30, 2023. The decrease was primarily due to an $801,000 decrease in gains on sales of trading securities, net. For the quarter ended September 30, 2023, losses on trading securities, net, were $295,000, compared to gains of $506,000 for the quarter ended June 30, 2023. Gains and losses on trading securities have a minimal effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Non-interest expense decreased by $208,000, or 1.0%, to $20.6 million for the quarter ended September 30, 2023, from $20.8 million for the quarter ended June 30, 2023. The decrease was primarily due to a $1.4 million decrease in compensation and employee benefits, which included an $801,000 decrease related to the mark to market of the Company's deferred compensation plan expense, which as previously discussed has no effect on net income, severance expense of $440,000 in the quarter ended June 30, 2023, and a decrease in the accrual for incentive compensation, partially offset by higher medical benefit expense. Partially offsetting the decrease was an increase of $821,000 in credit loss expense/(benefit) for off-balance sheet exposures due to a provision of $160,000 recorded during the quarter ended September 30, 2023, compared to a benefit of $661,000 for the quarter ended June 30, 2023, attributed to a larger decrease in the pipeline of loans committed and awaiting closing in the prior quarter as compared to the current quarter, and an increase of $311,000 in other operating expense.

The Company recorded income tax expense of $2.9 million for the quarter ended September 30, 2023, compared to $3.6 million for the quarter ended June 30, 2023 with the decrease due to lower taxable income. The effective tax rate for the quarter ended September 30, 2023 was 26.0%, compared to 27.4% for the quarter ended and June 30, 2023.

Financial Condition

Total assets decreased by $164.2 million, or 2.9%, to $5.44 billion at September 30, 2023, from $5.60 billion at December 31, 2022. The decrease was primarily due to a decrease in available-for-sale debt securities of $208.5 million, or 21.9%, and loans receivable of $12.8 million, or 0.3%, partially offset by increases in cash and cash equivalents of $34.8 million, or 75.9%, FHLBNY stock of $10.8 million, or 35.5%, and other assets of $8.0 million, or 14.8%.

As of September 30, 2023, non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was estimated at approximately 459%. Management believes that Northfield Bank (the “Bank”) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, the Company's ability to pay dividends, and overall profitability.

Cash and cash equivalents increased by $34.8 million, or 75.9%, to $80.6 million at September 30, 2023, from $45.8 million at December 31, 2022, primarily due to an increase in Federal Reserve Bank of New York (“FRB”) balances driven by excess cash from borrowings and proceeds from the maturity and calls of available for sale securities. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities. During the first quarter of 2023, management believed it was prudent to increase balance sheet liquidity given general market volatility and uncertainty.

Loans held-for-investment, net, decreased by $13.7 million, or 0.3%, to $4.23 billion at September 30, 2023 from $4.24 billion at December 31, 2022, primarily due to a decrease in multifamily loans, partially offset by an increase in commercial real estate loans. The Company continues to focus on the credit needs of its customers, and to a lesser extent, the development of new business notwithstanding the uncertain economic environment. Multifamily loans decreased $42.4 million, or 1.5%, to $2.78 billion at September 30, 2023 from $2.82 billion at December 31, 2022, one-to-four family residential loans decreased $9.4 million, or 5.4%, to $164.5 million at September 30, 2023 from $173.9 million at December 31, 2022, and commercial and industrial loans decreased $9.9 million, or 6.4%, to $144.8 million at September 30, 2023 from $154.7 million at December 31, 2022. Partially offsetting these decreases were increases in commercial real estate loans of $33.7 million, or 3.8%, to $933.0 million at September 30, 2023 from $899.2 million at December 31, 2022, home equity loans of $8.2 million, or 5.4%, to $160.8 million at September 30, 2023 from $152.6 million at December 31, 2022, and construction and land loans of $7.4 million, or 29.5%, to $32.3 million at September 30, 2023 from $24.9 million at December 31, 2022.

At September 30, 2023, office-related loans represented $210.8 million, or approximately 5% of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 58%. Approximately 46% were owner-occupied. The geographic locations of the properties collateralizing our office-related loans are as follows: 53.6% in New York and 46.4% in New Jersey. At September 30, 2023, our largest office-related loan had a principal balance of $86.0 million (with a net active principal balance for the Bank of $28.7 million as we have a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms.

PCD loans totaled $10.4 million and $11.5 million at September 30, 2023 and December 31, 2022, respectively, and the decrease was primarily due to one loan with a balance of approximately $950,000 transferred to loans held-for-sale at September 30, 2023. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $325,000 and $1.0 million attributable to PCD loans for the three and nine months ended September 30, 2023, respectively, as compared to $368,000 and $1.1 million for the three and nine months ended September 30, 2022, respectively. PCD loans had an allowance for credit losses of approximately $3.1 million at September 30, 2023.

Loan balances are summarized as follows (dollars in thousands):

	September 30, 2023	June 30, 2023	December 31, 2022
Real estate loans:
Multifamily	$2,782,141	$2,814,809	$2,824,579
Commercial mortgage	932,987	942,980	899,249
One-to-four family residential mortgage	164,525	170,767	173,946
Home equity and lines of credit	160,798	158,517	152,555
Construction and land	32,290	29,444	24,932
Total real estate loans	4,072,741	4,116,517	4,075,261
Commercial and industrial loans	144,463	142,948	149,557
PPP loans	325	366	5,143
Other loans	2,074	2,663	2,230
Total commercial and industrial, PPP, and other loans	146,862	145,977	156,930
Loans held-for-investment, net (excluding PCD)	4,219,603	4,262,494	4,232,191
PCD loans	10,371	11,548	11,502
Total loans held-for-investment, net	$4,229,974	$4,274,042	$4,243,693

The Company’s available-for-sale debt securities portfolio decreased by $208.5 million, or 21.9%, to $743.7 million at September 30, 2023, from $952.2 million at December 31, 2022. The decrease was primarily attributable to paydowns, maturities and calls. At September 30, 2023, $568.6 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $72.3 million in U.S. Government agency securities, $102.0 million in corporate bonds, substantially all of which were considered investment grade, and $763,000 in municipal bonds at September 30, 2023. Unrealized losses, net of tax, on available-for-sale debt securities and held-to-maturity securities approximated $48.2 million and $535,000, respectively, at September 30, 2023, and $48.6 million and $332,000, respectively, at December 31, 2022.

Equity securities were $10.6 million at September 30, 2023 and $10.4 million at December 31, 2022. Equity securities are primarily comprised of an investment in a Small Business Administration Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program.

Total liabilities decreased $146.9 million, or 3.0%, to $4.75 billion at September 30, 2023, from $4.90 billion at December 31, 2022. The decrease was primarily attributable to a decrease in total deposits of $481.7 million, partially offset by an increase in FHLB advances and other borrowings of $335.1 million. The Company routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest bearing liabilities, and funding needs related to loan originations and deposit activity.
Deposits decreased $481.7 million, or 11.6%, to $3.67 billion at September 30, 2023, as compared to $4.15 billion at December 31, 2022. Brokered deposits decreased by $390.0 million, or 100.0%. Deposits, excluding brokered deposits, decreased $91.7 million, or 2.4%. The decrease in deposits, excluding brokered deposits, was attributable to decreases of $106.7 million in transaction accounts and $204.6 million in money market accounts. These decreases were partially offset by increases of $180.8 million in time deposits and $38.8 million in savings accounts. Estimated uninsured deposits (excluding fully collateralized uninsured governmental deposits of $661.1 million) were approximately $899.5 million, or 24.5%, of total deposits as of September 30, 2023, as compared to estimated uninsured deposits (excluding fully collateralized uninsured governmental deposits of $617.4 million) of approximately $827.8 million, or 22%, of total deposits as of June 30, 2023.
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Deposit account balances are summarized as follows (dollars in thousands):

	September 30, 2023	June 30, 2023	December 31, 2022
Transaction:
Non-interest bearing checking	$727,605	$754,498	$852,660
Negotiable orders of withdrawal and interest-bearing checking	1,150,647	1,116,000	1,132,290
Total transaction	1,878,252	1,870,498	1,984,950
Savings and money market:
Savings	956,009	930,198	917,180
Money market	303,510	309,475	508,067
Total savings	1,259,519	1,239,673	1,425,247
Certificates of deposit:
Brokered deposits	—	171,448	390,035
$250,000 and under	461,220	420,518	293,200
Over $250,000	69,522	62,266	56,787
Total certificates of deposit	530,742	654,232	740,022
Total deposits	$3,668,513	$3,764,403	$4,150,219

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	September 30, 2023	June 30, 2023	December 31, 2022

Business customers	$988,612	$993,298	$1,146,803
Municipal (governmental) customers	$638,881	$595,322	$604,717
Borrowed funds increased to $980.1 million at September 30, 2023, from $644.9 million at December 31, 2022. The increase in borrowings for the period was due to an increase in FHLB and FRB borrowings of $335.1 million, including $114.5 million of borrowings under the Federal Reserve Bank Term Funding Program which included favorable terms and conditions as compared to FHLB advances. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies. During the nine months ended September 30, 2023, the Company increased borrowings to pay off higher-rate brokered certificates of deposit, and, to a lesser extent, fund deposit outflows of non-brokered deposits.

The following table sets forth borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at September 30, 2023 (dollars in thousands):

Year	Amount (1)	Weighted Average Rate
2023	$20,000	4.38%
2024	195,265	3.96%
2025	182,500	2.59%
2026	148,000	4.36%
2027	173,000	3.19%
Thereafter	154,288	3.96%
	$873,053	3.60%

(1) Borrowings maturing in 2023 and 2024 include $20.0 million and $94.5 million, respectively, of FRB borrowings that can be repaid without any penalty.

Total stockholders’ equity decreased by $17.3 million to $684.1 million at September 30, 2023, from $701.4 million at December 31, 2022. The decrease was attributable to $32.4 million in stock repurchases and $17.3 million in dividend payments, partially offset by net income of $29.4 million for the nine months ended September 30, 2023, a $348,000 increase in accumulated other comprehensive income associated with an increase in the estimated fair value of our debt securities available-for-sale portfolio, and a $2.6 million increase in equity award activity. During the nine months ended September 30, 2023, the Company repurchased approximately 2.6 million of its common stock outstanding at an average price of $12.27 for a total of $32.4 million pursuant to approved stock repurchase plans. As of September 30, 2023, the Company had no remaining capacity under its current repurchase program.

The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank of New York utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at September 30, 2023 (dollars in thousands):

Cash and cash equivalents(1)	$67,298
Corporate bonds(2)	$90,318
Multifamily loans(2)	$1,185,250
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$120,943

(1) Excludes $13.3 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At September 30, 2023, the Company and the Bank's estimated CBLR ratios were 12.69% and 12.94%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at September 30, 2023, June 30, 2023, and December 31, 2022 (dollars in thousands):

	September 30, 2023	June 30, 2023	December 31, 2022
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$3,073	$3,223	$3,285
Commercial	5,435	5,393	5,184
One-to-four family residential	106	109	118
Home equity and lines of credit	98	100	262
Commercial and industrial	848	1,275	964
Other	10	10	—
Total non-accrual loans	9,570	10,110	9,813
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Multifamily	209	218	233
Commercial	114	—	8
One-to-four family residential	139	6	155
Home equity and lines of credit	115	—	—
Commercial and industrial	15	—	—
PPP loans	—	—	24
Other	—	—	5
Total loans held-for-investment delinquent 90 days or more and still accruing	592	224	425
Total non-performing assets	$10,162	$10,334	$10,238
Non-performing loans to total loans	0.24%	0.24%	0.24%
Non-performing assets to total assets	0.19%	0.19%	0.18%
Loans subject to restructuring agreements and still accruing (1)	$—	$—	$3,751
Accruing loans 30 to 89 days delinquent	$8,105	$4,076	$3,644

(1) With the adoption of Accounting Standards Update (“ASU”) 2022-02, Financial Instruments - Credit Losses (Topic 326) Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”), effective January 1, 2023, TDR accounting has been eliminated.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $8.1 million, $4.1 million, and $3.6 million at September 30, 2023, June 30, 2023, and December 31, 2022, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at September 30, 2023, June 30, 2023 and December 31, 2022 (dollars in thousands):

	September 30, 2023	June 30, 2023	December 31, 2022
Held-for-investment
Real estate loans:
Multifamily	$178	$—	$189
Commercial	1,892	803	900
One-to-four family residential	2,708	567	672
Home equity and lines of credit	1,206	256	830
Commercial and industrial loans	2,117	2,450	1,048
Other loans	4	—	5
Total delinquent accruing loans held-for-investment	$8,105	$4,076	$3,644

The increase in delinquent commercial loans is primarily due to one loan with a balance of $1.1 million that became delinquent during the current quarter. The loan is well-secured by property in Staten Island, New York, with an appraised value of $4.2 million. The majority of the loans past due in the one-to-four family residential and home equity and lines of credit portfolios were due to loans past due 30 days at September 30, 2023 (current as of June 30, 2023), and became current subsequent to the quarter end, therefore management does not believe the recent increase in delinquencies in these portfolios is an indicator of credit deterioration. The increase in the commercial and industrial loan delinquencies from December 31, 2022 was primarily due to an increase in delinquencies in unsecured small business loans. Unsecured small business loans totaled $39.1 million, $41.4 million, and $43.3 million at September 30, 2023, June 30, 2023 and December 31, 2022, respectively. Management continues to monitor the small business unsecured commercial and industrial loan portfolio.

PCD Loans (Held-for-Investment)

The Company accounts for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($10.4 million at September 30, 2023 and $11.5 million at December 31, 2022, respectively) as accruing, even though they may be contractually past due. At September 30, 2023, 3.5% of PCD loans were past due 30 to 89 days, and 28.2% were past due 90 days or more, as compared to 6.8% and 23.0%, respectively, at December 31, 2022.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, including any potential recessionary conditions, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, the effects of the COVID-19 pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, including with respect to overdraft and other fees, changes in laws or government regulations or policies affecting financial institutions, including changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a potential government shutdown, changes in the value of our goodwill or other intangible assets, changes in regulatory fees, assessments and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	0.59%	1.19%	0.69%	0.71%	1.13%
Return on equity (ratio of net income to average equity)	4.74	9.45	5.52	5.69	8.73
Average equity to average total assets	12.49	12.56	12.44	12.44	12.90
Interest rate spread	1.69	2.93	1.83	1.91	2.88
Net interest margin	2.25	3.08	2.34	2.41	2.99
Efficiency ratio (2)	64.65	40.34	61.14	60.06	44.69
Non-interest expense to average total assets	1.49	1.25	1.49	1.50	1.33
Non-interest expense to average total interest-earning assets	1.56	1.31	1.56	1.57	1.39
Average interest-earning assets to average interest-bearing liabilities	132.21	137.26	133.31	133.66	138.21
Asset Quality Ratios:
Non-performing assets to total assets	0.19	0.17	0.19	0.19	0.17
Non-performing loans (3) to total loans (4)	0.24	0.23	0.24	0.24	0.23
Allowance for credit losses to non-performing loans	378.67	423.96	398.24	378.67	423.96
Allowance for credit losses to total loans held-for-investment, net (5)	0.91	0.99	0.96	0.91	0.99

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans and loans held-for-sale.
(5)Includes originated loans held-for-investment, PCD loans, and acquired loans.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	September 30, 2023	June 30, 2023	December 31, 2022
ASSETS:
Cash and due from banks	$13,258	$13,853	$14,530
Interest-bearing deposits in other financial institutions	67,298	75,274	31,269
Total cash and cash equivalents	80,556	89,127	45,799
Trading securities	11,504	11,731	10,751
Debt securities available-for-sale, at estimated fair value	743,699	802,257	952,173
Debt securities held-to-maturity, at amortized cost	10,114	10,316	10,760
Equity securities	10,628	10,653	10,443
Loans held-for-sale	950	977	—
Loans held-for-investment, net	4,229,974	4,274,042	4,243,693
Allowance for credit losses	(38,480)	(41,154)	(42,617)
Net loans held-for-investment	4,191,494	4,232,888	4,201,076
Accrued interest receivable	17,355	17,721	17,426
Bank-owned life insurance	170,591	169,671	167,912
Federal Home Loan Bank of New York stock, at cost	41,165	40,376	30,382
Operating lease right-of-use assets	31,407	32,010	34,288
Premises and equipment, net	24,154	24,573	24,844
Goodwill	41,012	41,012	41,012
Other assets	62,455	57,503	54,427
Total assets	$5,437,084	$5,540,815	$5,601,293

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$3,668,513	$3,764,403	$4,150,219
Securities sold under agreements to repurchase	25,000	25,000	25,000
Federal Home Loan Bank advances and other borrowings	893,973	898,535	558,859
Subordinated debentures, net of issuance costs	61,163	61,108	60,996
Lease liabilities	36,535	37,274	39,790
Advance payments by borrowers for taxes and insurance	25,968	29,117	25,995
Accrued expenses and other liabilities	41,857	38,737	39,044
Total liabilities	4,753,009	4,854,174	4,899,903

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	684,075	686,641	701,390
Total liabilities and stockholders’ equity	$5,437,084	$5,540,815	$5,601,293

Total shares outstanding	44,956,118	45,243,673	47,442,488
Tangible book value per share (1)	$14.30	$14.27	$13.91

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $185,000, $216,000, and $266,000 at September 30, 2023, June 30, 2023 and December 31, 2022, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022
Interest income:
Loans	$46,213	$42,311	$45,300	$135,220	$118,030
Mortgage-backed securities	3,664	3,284	3,714	11,170	8,802
Other securities	1,095	1,201	1,113	3,593	2,885
Federal Home Loan Bank of New York dividends	933	283	727	2,125	788
Deposits in other financial institutions	831	199	816	2,225	423
Total interest income	52,736	47,278	51,670	154,333	130,928
Interest expense:
Deposits	13,614	2,121	10,483	31,918	4,614
Borrowings	8,593	2,304	9,198	24,182	6,388
Subordinated debt	837	842	828	2,484	961
Total interest expense	23,044	5,267	20,509	58,584	11,963
Net interest income	29,692	42,011	31,161	95,749	118,965
Provision for credit losses	188	2,703	30	1,082	3,255
Net interest income after provision for credit losses	29,504	39,308	31,131	94,667	115,710
Non-interest income:
Fees and service charges for customer services	1,317	1,500	1,309	4,006	4,206
Income on bank-owned life insurance	920	861	889	2,679	2,548
(Losses)/gains on available-for-sale debt securities, net	—	—	(18)	(17)	264
(Losses)/gains on trading securities, net	(295)	(426)	506	723	(2,791)
Gain on sale of loans	99	273	35	134	273
Other	80	78	95	744	264
Total non-interest income	2,121	2,286	2,816	8,269	4,764
Non-interest expense:
Compensation and employee benefits	10,920	10,784	12,353	34,310	29,709
Occupancy	3,416	3,347	3,244	10,032	10,041
Furniture and equipment	479	438	460	1,393	1,290
Data processing	1,994	1,847	2,071	6,308	5,322
Professional fees	883	903	768	2,622	3,040
Advertising	414	420	573	1,834	1,257
Federal Deposit Insurance Corporation insurance	591	356	568	1,763	1,068
Credit loss expense/(benefit) for off-balance sheet exposures	160	(1,888)	(661)	(390)	(1,260)
Other	1,710	1,663	1,399	4,598	4,825
Total non-interest expense	20,567	17,870	20,775	62,470	55,292
Income before income tax expense	11,058	23,724	13,172	40,466	65,182
Income tax expense	2,877	6,745	3,613	11,019	18,202
Net income	$8,181	$16,979	$9,559	$29,447	$46,980
Net income per common share:
Basic	$0.19	$0.37	$0.22	$0.67	$1.01
Diluted	$0.19	$0.37	$0.22	$0.67	$1.01
Basic average shares outstanding	42,866,246	46,047,104	43,914,110	43,848,873	46,486,086
Diluted average shares outstanding	42,918,174	46,236,662	43,952,939	43,927,350	46,657,084

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,252,752	$46,213	4.31%	$4,284,871	$45,300	4.24%	$4,214,438	$42,311	3.98%
Mortgage-backed securities (3)	660,753	3,664	2.20	703,415	3,714	2.12	833,975	3,284	1.56
Other securities (3)	209,341	1,095	2.08	239,273	1,113	1.87	294,786	1,201	1.62
Federal Home Loan Bank of New York stock	41,278	933	8.97	43,901	727	6.64	22,641	283	4.96
Interest-earning deposits in financial institutions	73,005	831	4.52	67,822	816	4.83	51,364	199	1.54
Total interest-earning assets	5,237,129	52,736	4.00	5,339,282	51,670	3.88	5,417,204	47,278	3.46
Non-interest-earning assets	248,315			244,567			257,177
Total assets	$5,485,444			$5,583,849			$5,674,381

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,408,218	$8,865	1.46%	$2,399,631	$6,486	1.08%	$2,923,600	$701	0.10%
Certificates of deposit	551,904	4,749	3.41	540,984	3,997	2.96	554,018	1,420	1.02
Total interest-bearing deposits	2,960,122	13,614	1.82	2,940,615	10,483	1.43	3,477,618	2,121	0.24
Borrowed funds	939,922	8,593	3.63	1,003,611	9,198	3.68	407,668	2,304	2.24
Subordinated debt	61,127	837	5.43	61,071	828	5.44	61,283	842	5.45
Total interest-bearing liabilities	3,961,171	23,044	2.31	4,005,297	20,509	2.05	3,946,569	5,267	0.53
Non-interest bearing deposits	739,266			780,806			911,183
Accrued expenses and other liabilities	100,103			102,846			103,853
Total liabilities	4,800,540			4,888,949			4,961,605
Stockholders' equity	684,904			694,900			712,776
Total liabilities and stockholders' equity	$5,485,444			$5,583,849			$5,674,381

Net interest income		$29,692			$31,161			$42,011
Net interest rate spread (4)			1.69%			1.83%			2.93%
Net interest-earning assets (5)	$1,275,958			$1,333,985			$1,470,635
Net interest margin (6)			2.25%			2.34%			3.08%
Average interest-earning assets to interest-bearing liabilities			132.21%			133.31%			137.26%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Nine Months Ended
	September 30, 2023			September 30, 2022
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,260,827	$135,220	4.24%	$4,019,750	$118,030	3.93%
Mortgage-backed securities (3)	703,320	11,170	2.12	890,257	8,802	1.32
Other securities (3)	241,280	3,593	1.99	283,017	2,885	1.36
Federal Home Loan Bank of New York stock	41,093	2,125	6.91	21,845	788	4.82
Interest-earning deposits in financial institutions	72,683	2,225	4.09	96,122	423	0.59
Total interest-earning assets	5,319,203	154,333	3.88	5,310,991	130,928	3.30
Non-interest-earning assets	244,319			267,581
Total assets	$5,563,522			$5,578,572

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,443,400	$19,194	1.05%	$2,961,776	$1,871	0.08%
Certificates of deposit	572,283	12,724	2.97	455,985	2,743	0.80
Total interest-bearing deposits	3,015,683	31,918	1.42	3,417,761	4,614	0.18
Borrowed funds	902,802	24,182	3.58	401,109	6,388	2.13
Subordinated debt	61,164	2,484	5.43	23,828	961	5.39
Total interest-bearing liabilities	$3,979,649	58,584	1.97	$3,842,698	11,963	0.42
Non-interest bearing deposits	788,991			913,322
Accrued expenses and other liabilities	102,765			103,075
Total liabilities	4,871,405			4,859,095
Stockholders' equity	692,117			719,477
Total liabilities and stockholders' equity	$5,563,522			$5,578,572

Net interest income		$95,749			$118,965
Net interest rate spread (4)			1.91%			2.88%
Net interest-earning assets (5)	$1,339,554			$1,468,293
Net interest margin (6)			2.41%			2.99%
Average interest-earning assets to interest-bearing liabilities			133.66%			138.21%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.